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                    July 20, 2021

       Mark W. Peterson
       Senior Vice President and Chief Financial Officer
       Land Newco, Inc.
       511 W. Freshwater Way
       Milwaukee, Wisconsin 53204

                                                        Re: Land Newco, Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed May 11, 2021
                                                            File No. 000-56281

       Dear Mr. Peterson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing